Exhibit 10.10

Form of Purchase Agreement

(English Summary)

Parties to Contract	Great Shengda as Buyer and Hangzhou Changgang Paper Co., Ltd. as Vendor

Details of Products	White paper, 145-200g, unit of ton, approximately 6,000 ton of 2009.

Price	Market price, to be determined by the parties price every month.

Purchase	According to the “Guideline of Raw Material” provided by the Vendor (Provided to the Buyer when signing the Contract)

Transportation	The Vendor delivers the products to the warehouse of the Buyer.

Time limit of objection	1.	The Buyer shall check the product on delivery according to the quality standard, if there’s any problem, the parties can negotiate to solve.
	2.	Any problem about quantity or color should be raised on delivery, other problems should be raised in written in 1 month after delivery.
	3.	Any quality problem raised after the product has been used over 600 meters, the Vendor will refuse to accept.
	4.	If there’s any dispute about the result of the test, it will be judged by the provincial office of The National Paper Quality Control & Inspection Centre.

Payment	Monthly payment at 46 days by T/T, Bank Draft or Bank Acceptance.

Obligations

                   If the Vendor misses the deadline of Purchase, or the Buyer refuses to check and accept the products without any reason as well as does not settle in time, the obligations of breaking contracts become effective. Any party that breaks the contract will pay 3% of the penalty if the time of breaking the contract more than 10 days.

Dispute Resolution

                   All disputes arising from or in connection with this Contract or the execution thereof shall be settled friendly through negotiation. In case no payment can be reached through negotiation, such disputes may then be submitted to the compete court through litigation proceedings.